EXHIBIT 99.3

                          FIRST WESTERN BANCORPORATION

                           NOTICE OF SPECIAL MEETING
                                OF SHAREHOLDERS

                  A Special Meeting of shareholders of First Western Bancorporation ("First Western") will be held at _____ a.m., Mountain Standard Time, on _________, 1995, at First Western's offices at Main and Third South
Streets, Moab, Utah, to consider and act upon an Agreement and Plan of Reorganization dated as of October 24, 1994 as amended as of January 4, 1995 (the "Plan of Reorganization"), among Zions Bancorporation ("Zions"), Zions First National Bank ("Zions Bank"), First Western and First Western National Bank (the "Bank"), which agreement provides for the merger of First Western into Zions with Zions being the surviving entity, followed by the merger of the Bank into Zions Bank with Zions Bank being the surviving entity.

                  Upon the consummation of the Plan of Reorganization, each holder of shares of First Western Common Stock will be entitled to receive, in exchange for each share held as of the effective date of the Plan of Reorganization, that number of shares of Zions Common Stock calculated by dividing the Holding Company Purchase Price (as defined in the Plan of Reorganization) by the average closing price (as defined in the Plan of Reorganization) of Zions Common Stock and by further dividing the number so reached by the number of shares of First Western Common Stock that are issued and outstanding as of the effective date of the merger.

                  The Board of Directors has set ____________, 1995, as the record date for determining shareholders entitled to notice of and to vote at the Special Meeting.

                  First Western shareholders are entitled to assert dissenters' rights under Utah law. Pursuant to Section 16-10a-1301 et seq. of the Utah Revised Business Corporation Act, dissenting shareholders are entitled to payment in cash of the value of those shares for which dissenters' rights are perfected in accordance with the procedures established by the Utah Revised Business Corporation Act.

                  By order of the Board of Directors

Dated:  _______________, 1995.


                                      -----------------------------------------
                                       I.D. Nightingale, Chairman of the Board

                  Please mark, sign and return the enclosed proxy in the envelope provided.

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